150301

ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684-5708
Website: www.nvsos.gov

Amendment to Certificate of Designation After Issuance of Class or Series

(PURSUANT TO NRS 78.1955)

Filed in the office of	Document Number
/s/	20130514927-84
Ross Miller	Filing Date and Time
Secretary of State	08/05/2013 9:03 AM
State of Nevada	Entity Number
	C22093-2002

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Certificate of Designation For Nevada Profit Corporations
(Pursuant to NRS 78.1955 - After Issuance of Class or Series)

1. Name of corporation:

Vican Resources, Inc.

2. Stockholder approval pursuant to statute has been obtained.

3. The class or series of stock being amended:

Series C Preferred Stock

4. By a resolution adopted by the board of directors, the certificate of designation is being amended as follows or the new class or series is:

The Board of Directors of Vican Resources, Inc. (the "Company") has designated 10,000,000 of the Company's 20,000,000 authorized shares of preferred stock as "Series C Preferred Stock" having the following rights, preferences, privileges, and restrictions: each share of Series C Preferred Stock shall, at the option of the holder, convert into one thousand (1,000) shares of the Company's Common Stock and shall vote together with holders of the Company's common stock on all matters upon which common stockholders may vote.

5. Effective date of filing: (optional)

(must not be later than 90 days after the certificate is filed)

6. Signature (required)

X /s/ CHENE C. GARDNER

Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.